PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014
GAAP Net Income (a)	$15,410	$7,344	$34,709	$25,336

Add: interest expense	1,209	1,809	3,813	5,609
Add: income tax expense	3,390	2,545	7,775	7,291
Add: depreciation and amortization	20,976	21,292	60,876	57,264
Add (less): special items (b)	948	981	3,685	(10,787)
Non-GAAP EBITDA	$41,933	$33,971	$110,858	$84,713

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2015 financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.